Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Estrella Immunopharma, Inc. on Form S-1 Amendment No. 2, File No. 333-274931, of our report dated September 28, 2022, except for Note 10 which is dated October 17, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Estrella Biopharma, Inc. as of June 30, 2022 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from March 30, 2022 (Inception) through June 30, 2022 and the period from July 1, 2021 through March 29, 2022 (Predecessor), which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

We were dismissed as auditors on October 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Friedman llp

Friedman llp

New York, NY

December 15, 2023